Exhibit 10.8

March 17, 2003

Mr. Kenneth P. Fleischer

557 General Knox Road

King of Prussia, PA 19406

Separation Agreement

Dear Ken:

This letter agreement sets forth the terms and conditions of our agreement regarding your termination of employment with Equinox Holdings, Inc. (the “Company”) on the last day of your employment with the Company as determined in accordance with the second sentence of Section 4(a) hereof (the “Termination Date”).

1.             Termination of Employment.   Effective as of the Termination Date, you hereby resign from employment with, and as an officer of, the Company and each of its subsidiaries and affiliates.

2.             Payments and Benefits.   As partial consideration for entering into this Agreement and subject to paragraph 9(b) hereof, the Company shall pay you (i) $75,000, payable in substantially equal installments on the Company’s regular payroll dates beginning after the Termination Date and ending nine months thereafter, and (ii) $168,299, in respect of your options granted pursuant to the Equinox Holdings, Inc. 2000 Stock Incentive Plan (the “2000 Plan”), payable in substantially equal installments on the Company’s regular payroll dates beginning after the Termination Date and ending nine months thereafter.  Subject to paragraph 9(b) hereof, as soon as practicable, but in no event later than ten (10) business days following the Termination Date, the Company shall pay you any unpaid base salary for the period prior to and including the Termination Date.  You will also be eligible to receive a pro-rata Incentive Bonus (as defined in the Employment Agreement (as defined below)) in respect of the Company’s 2002 fiscal year, based on the number of days you are employed by the Company during such fiscal year.  In addition to the other amounts you are entitled to receive under this Agreement, if the Termination Date occurs at any time after September 1, 2003 (i.e., Labor Day), you shall be entitled to receive a supplemental payment of $25,000 from the Company, which shall be payable in substantially equal installments on the Company’s regular payroll dates.

895 broadway | new york, new york 10003

www.equinoxfitness.com

3.             Option Cancellation.

(a)           You acknowledge and agree that, on the Termination Date, all of your options to purchase shares of the Company’s common stock that were granted to you under the 2000 Plan shall be automatically canceled and terminated, and your rights in respect of such options shall automatically be forfeited without any liability or obligation on the part of the Company in respect thereof (except as provided herein).

(b)           Effective as of the Termination Date, the Company and you hereby acknowledge and agree that your 25,000 options (the “Rollover Options”) to purchase shares of the Company’s common stock that were granted to you under the Equinox Holdings, Inc. 1998 Stock Incentive Plan (the “1998 Plan”) will remain outstanding following the Termination Date, subject to the terms and conditions of the 1998 Plan and any option agreement(s) evidencing the grant of such Rollover Options (except for Section 7(b)(ii) of the 1998 Plan).

4.             Termination of Agreements.

(a)           Effective as of the Termination Date, the Company and you hereby agree that your Employment Agreement, dated January 8, 2001, with the Company, pursuant to which the Company employed you as its Chief Financial Officer (the “Employment Agreement”) are terminated in all respects, and that you and the Company are fully, completely and irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom.  Notwithstanding the foregoing, you hereby agree to continue to discharge the duties and responsibilities specified in Section 2 of your Employment Agreement for the period commencing on the date hereof and ending on the date upon which the Chief Executive Officer of the Company determines in his sole discretion, that the training and transitioning program established for the new Chief Financial Officer hired by the Company has been completed.

(b)           Notwithstanding anything to the contrary contained in paragraph 4(a), at all times hereafter.  Sections 8 and 9 of the Employment Agreement are incorporated by reference herein and made a part hereof, and as so incorporated, shall remain in full force and effect in accordance with their respective terms.

(c)           Notwithstanding anything to the contrary contained in this letter agreement, during the period you receive payments pursuant to this letter agreement, you agree to make yourself available to, and cooperate with, the Company, on a reasonable basis, for any post-Termination Date assistance that the Company reasonably requires.

5.             General Release of Claims by You.

(a)           Release of Claims.  Except for the benefits provided in Section 2 hereof, any accrued vested benefits available to you under the express terms and conditions of any employee benefit plan maintained by the Company, and your right to continue medical coverage at your own expense after the Termination Date pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally releases, settles, cancels, acquits, discharges and acknowledges to be fully satisfied, and covenants not to sue the Company and NCP-EH, L.P. and each of their respective subsidiaries, affiliates, successors and assigns, and each of their respective stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company (include current and former trustees and administrators of these plans) (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waives any and all rights that he, she or it may have at the time of signing this Agreement, at any time prior thereto or in the future (except with respect to ADEA (as defined below) claims), or that otherwise may exist or may arise (except with respect to ADEA claims) in respect of your employment or separation from employment with the Company, or is in any way connected with or related to the Employment Agreement, the 2000 Plan, the Options or any option agreement evidencing the grant of Options pursuant to the 2000 Plan.

(b)           Covenant Not to Sue; Certain Proceedings.  The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Agreement.  Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees.  Notwithstanding the foregoing, this release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company.  The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this agreement, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf.

(c)           Extent of Release.  This release is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of your employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and yourself.

(d)           Penalties.   If you initiate or participate in any legal actions or if you fail to abide by any of the terms of this Agreement, the Company may reclaim any amounts paid hereunder, without waiving the release granted herein, and terminate any remaining payments or benefits that are due hereunder, in addition to any other remedies.

6.             General Release of Claims by the Company.

(a)           The Releasees hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenants not to sue the Releasors from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waives any and all rights that he, she or it may have at the time of signing this Agreement, at any time prior thereto or in the future, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company, or is in any way connected with or related to the Employment Agreement, the 2000 Plan, the Options or any option agreement evidencing the grant of Options pursuant to the 2000 Plan.

(b)           Covenant Not to Sue.   The Releasees agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasors for any matter or circumstance concerning which the Releasees have released the Releasors under this Agreement.  Further, the Releasees agree not to encourage any other person or suggest to any other person that he, she or it institute any legal actions against the Releasees.  The Company represents and acknowledges that it has not heretofore assigned or transferred or purportd to assign or transfer, to any person or entity, any of the claims described in paragraph 6, any portion thereof, or any interest therein.

7.             Consideration.   The consideration provided hereunder is not required under the Company’s standard policies, and you know of no other circumstances other than your agreeing to the terms of this agreement that would require the Company to provide such consideration.

8.             Legal Advice; Reliance.  You represent and acknowledge that (i) you have been given adequate time (at least twenty-one (21) days) to consider this Agreement and have been advised to discuss all aspects of this Agreement with your private attorney, (ii) you have carefully read and fully understands all the provisions of this Agreement (iii) you have voluntarily entered into this Agreement, without duress or coercion, and (iv) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in paragraph 5 hereof, any portion thereof, or any interest therein.  You understand that if you request additional time to review the terms of this agreement, a reasonable extension of time will be granted.

9.             Confidentiality.   The parties to this Agreement agree not to disclose its terms to any person, other than their attorneys, accountants, financial advisors or in your case, members of your immediate family; provided that this paragraph 9 shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.

10.           Miscellaneous.

(a)           Third Party Beneficiaries.   All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.

(b)           Withholding.   The Company may withhold from any payments made under this Agreement all federal, state, local or other applicable taxes as shall be required by law.

(c)           Entire Agreement.   This Agreement constitutes the sole and complete understanding of you and the Company with respect to the subject matter hereof.  You and the Company represent to each other that in executing this Agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person, with regard to the subject matter, basis or effect of this Agreement.

(d)           Amendment; Waiver; Successors.   No amendment, modification or alteration of the terms and provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by you and the Company.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  This Agreement shall be binding upon the parties hereto and their respective successors, transferees and assigns.

(e)           Governing Law; Severability; Blue Pencil.   This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws rules.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  The parties hereto agree that the covenants incorporated into this Agreement by paragraph 4 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(f)            Revocation.   You may revoke this agreement within seven (7) days after the date on which you sign this agreement.  You understand that this agreement is not binding or enforceable until such seven (7) day period has expired.  Any such revocation must be made in a signed letter executed by you and received by the Company at the following address no later than 5:00 p.m., New York time, on the seventh day after you have executed this agreement; Equinox Holdings, Inc., 895 Broadway, New York, New York 10003, Attention: Harvey J. Spevak.  You understand that if your revoke this agreement, you will not be entitled to any benefits hereunder.

(g)           Further Assurances.   Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

(h)           Counterparts.   This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be in original and all of which shall constitute the same instrument.

Very truly yours,

EQUINOX HOLDINGS, INC,

	By:	/s/ Harvey Spevak
Name:
Title:

ACCEPTED AND AGREED
as of the date first written above:

/s/ Kenneth P. Fleischer
Kenneth P. Fleischer